Exhibit (m)(2)(i)

May 1, 2022

Voya Variable Funds

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re: Reduction in Fee Payable under the Voya Variable Funds Third Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

Voya Investments Distributor, LLC ("VID") hereby waives a portion of the distribution fee payable to VID for Voya Growth and Income Portfolio (the "Portfolio"), a series of Voya Variable Funds ("VVF"), pursuant to the VVF Third Amended and Restated Shareholder Service and Distribution Plan for Class A Shares (the "Distribution Plan") in an amount equal to 0.05% per annum on the average daily net assets attributable to Class A Shares of the Portfolio, as if the distribution fee specified in the Distribution Plan were 0.20%.

By this letter, we agree to waive this amount for a period from May 1, 2022 through May 1, 2023.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VVF.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2022

Please indicate your acceptance to this reduction in fee for the aforementioned Portfolio by signing below where indicated.

Very sincerely,

By: /s/ Andrew K. Schlueter

Name: Andrew K. Schlueter

Title: Vice President

Voya Investments Distributor, LLC

ACCEPTED AND AGREED TO:

Voya Variable Funds

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized